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                                                                    EXHIBIT 7(A)

FOR IMMEDIATE RELEASE:
AUGUST 10, 2001

                                 [LIBERTY LOGO]

                       LIBERTY MEDIA CORPORATION ANNOUNCES
                            SPLIT OFF FROM AT&T CORP.

                    BEGINS TRADING ON NEW YORK STOCK EXCHANGE
                        UNDER THE SYMBOLS LMC.A AND LMC.B


ENGLEWOOD, CO - Liberty Media Corporation (NYSE: LMC.A and LMC.B) today announced that it has successfully completed its split off from AT&T Corp. and has begun trading as an independent publicly-traded company.

In the split off, each share of Class A and Class B Liberty Media tracking stock was redeemed for one share of Liberty Media Corporation's Series A and Series B common stock, respectively.

Liberty Media was acquired by AT&T through AT&T's acquisition of Tele-Communications, Inc. in March 1999. The split off is intended to better enable Liberty Media to raise capital on its own, use its stock as currency in acquiring, merging or partnering with other companies and help the public markets to better value the company. The action will also eliminate regulatory and competitive conflicts of interest between Liberty Media and AT&T. As previously announced, the Internal Revenue Service has ruled that the redemption of the tracking stock and the split off qualify as tax-free for federal income tax purposes.

Liberty Media holds interests in a broad range of Domestic and International video programming, communications, technology and Internet businesses. Liberty Media's principal assets include interests in Starz Encore Group LLC, Discovery Communications, Inc., AOL Time Warner Inc., QVC, Inc., USA Networks, Inc., Telewest Communications plc, Gemstar-TV Guide International, Inc., Motorola, Inc., Sprint PCS Group and The News Corporation Limited.

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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Contact:
Mike Erickson
877-772-1518